RULE 424(B)(3) FILING
                                   REGISTRATION STATEMENT NO. 333-341

PROSPECTUS

                               69,333 SHARES

                          SEALED AIR CORPORATION

                               COMMON STOCK
                        (PAR VALUE $0.01 PER SHARE)


          This Prospectus relates to 69,333 outstanding shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of Sealed Air Corporation, a Delaware corporation ("Sealed Air"), that are being sold for the account of certain stockholders (the "Selling Stockholders") of Sealed Air. See "Plan of Distribution" for a brief description of the plan of distribution of the Shares. Sealed Air will not receive any proceeds from the sale of the Shares.

          The Common Stock is traded on the New York Stock
Exchange.  The last reported sale price of Sealed Air Common
Stock on the New York Stock Exchange-Composite Transaction Index on February 7, 1996 was $31.125 per share.

          Neither delivery of this Prospectus nor any disposition or acquisition of Common Stock made pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or incorporated by reference herein since the date of this Prospectus or since the dates as of which information is set forth herein or incorporated by reference herein. No person is authorized to give any information or to make any representations other than as contained herein, and if given or made, such information or representations must not be relied upon as having been authorized by Sealed Air. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of the Common Stock in any state to any person to whom it is unlawful to make such offer or solicitation in such state.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is February 9, 1996.
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                    STATEMENT OF AVAILABLE INFORMATION

          Sealed Air is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by Sealed Air can be inspected and copied at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at regional public reference facilities maintained by the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Certain of such materials are also available through the SEC's Electronic Data Gathering and Retrieval System ("EDGAR"). Copies of such material can be obtained from the Public Reference Section of the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Sealed Air's reports, proxy statements and other information concerning Sealed Air can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          Sealed Air has filed with the SEC a Registration Statement (together with all amendments and exhibits thereto, "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by Sealed Air (File No.
1-7834) with the SEC are hereby incorporated by reference into this Prospectus:

          (a) Sealed Air's Annual Report on Form 10-K for the year ended December 31, 1994, which incorporates by reference audited consolidated financial statements of Sealed Air for the three years ended December 31, 1994 that appear in Sealed Air's 1994 Annual Report to Stockholders, as amended by Amendment No. 1 on Form 10-K/A to such Annual Report on Form 10-K filed May 16, 1995;

          (b) Sealed Air's Current Report on Form 8-K, Date of Report January 10, 1995, reporting the acquisition by Sealed Air of Trigon Industries Limited and including certain consolidated financial statements of Trigon Industries Limited and certain unaudited and pro forma financial information of Sealed Air as and for the year ended December 31, 1994, as amended by Amendment No. 1 on Form 8-K/A to such Current Report on Form 8-K filed August 10, 1995;

          (c) Sealed Air's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and
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          (d)  the description of Sealed Air's capital stock
which is contained in Item 1 of Sealed Air's Registration Statement on Form 8-A dated May 1, 1979.

          All documents filed by Sealed Air with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document.

          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          COPIES OF THE ABOVE DOCUMENTS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) MAY BE OBTAINED UPON ORAL OR WRITTEN REQUEST WITHOUT CHARGE FROM THE SECRETARY, SEALED AIR CORPORATION, PARK 80 EAST, SADDLE BROOK, NEW JERSEY 07663-5291 (TELEPHONE NUMBER 201-791-7600).
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                                THE COMPANY

          Sealed Air Corporation and its subsidiaries are engaged primarily in the manufacture and marketing of protective and specialty packaging materials and systems.

          Originally formed in 1960, Sealed Air is incorporated in the State of Delaware, and its principal executive office is located at Park 80 East, Saddle Brook, New Jersey 07663-5291
(Telephone:  201-791-7600).

                           SELLING STOCKHOLDERS

          The shares subject to this offering (the "Shares"), as listed below, may be offered hereunder from time to time by the Selling Stockholders named below so long as the Registration Statement of which this Prospectus forms a part remains effective. Sealed Air has agreed with the Selling Stockholders to use its reasonable commercial efforts to keep the Registration Statement of which this Prospectus forms a part effective until November 21, 1998.

                          Number of Shares          Number of Shares
Name of Selling           Held Prior to             Subject to
  Stockholder             This Offering             This Offering

Vernon R. Kelley              3,467                     3,467

Keith B. Kennedy              9,707                     9,707

M. B. Kennedy                 9,707                     9,707

Benny T. S. Lee              13,520                    13,520

Bradley K. Owen               2,773                     2,773

Curtis B. Owen                2,773                     2,773

Jim Owen                     13,866                    13,866

Rodney Pennington            13,520                    13,520

          All of the shares covered by this Prospectus were issued by Sealed Air pursuant to an Acquisition Agreement dated as of November 21, 1995 (the "Acquisition Agreement"), between Poly-Cell, Inc., a Mississippi corporation ("Poly-Cell"), Jim
Owen, Rodney Pennington and Benny T. S. Lee (collectively referred to as the "Controlling Stockholders"), Polypride, Inc., a Delaware corporation and a wholly-owned subsidiary of Sealed
Air ("Polypride"), and Sealed Air, pursuant to which Polypride acquired substantially all of the business and assets of Poly-
Cell, except for certain excluded assets, on November 21, 1995
(the "Poly-Cell Acquisition"). The Acquisition Agreement contains indemnification provisions under which Sealed Air indemnifies the Selling Stockholders (who include the Controlling Stockholders) and Poly-Cell
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and the Controlling Stockholders indemnify Sealed Air in connection with this registration and offering.

          None of the Selling Stockholders held any position or had a material relationship with Sealed Air or any affiliate of Sealed Air during the three years preceding the consummation of the Poly-Cell Acquisition. Since the Poly-Cell Acquisition, Benny
S. T. Lee and Rodney Pennington, two of the Selling Stockholders, have become employees of Polypride, and a company owned by Jim Owen, another of the Selling Stockholders, has entered into a distribution agreement with Polypride.

          Based on information furnished to Sealed Air by the Selling Stockholders, the only shares of Sealed Air Common Stock owned by them at the commencement of this offering were the shares that they acquired in the Poly-Cell Acquisition.

                           PLAN OF DISTRIBUTION

          Sealed Air has been advised that the Shares may be sold from time to time by the Selling Stockholders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made in one or more transactions on the New York Stock Exchange, including ordinary brokers' transactions, block transactions, privately negotiated transactions effected on that Exchange, or through sales to one or more brokers or dealers for resale of such Shares as principals on or off such Exchange, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Sealed Air has also been advised that usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales, where appropriate, and that no agreements, arrangements or understandings have been entered into with brokers or dealers pertaining to the distribution of the Shares. The Selling Stockholders and any brokers or dealers that participate with the Selling Stockholders in effecting transactions in the Shares may be deemed, without so admitting, to be underwriters. Any profits received by the Selling Stockholders and any discounts, fees or commissions received by such brokers or dealers might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any of the Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. Sealed Air will not receive any proceeds from the sale of the Shares.

                               LEGAL OPINION

          The validity of the shares of Common Stock offered hereby has been passed upon for Sealed Air by Robert M. Grace, Jr., Esq., General Counsel and Secretary of Sealed Air. As of the date of this Prospectus, Mr. Grace was employed by Sealed Air and was the beneficial owner of approximately 98,653 shares of Sealed Air Common Stock.

                                  EXPERTS

          The consolidated financial statements and financial statement schedule of Sealed Air and its subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 incorporated by reference in this Prospectus and in the
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Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of such firm as experts in auditing and accounting. The 1994 report of KPMG Peat Marwick LLP covering the aforementioned consolidated financial statements refers to a change in Sealed Air's method of accounting for income taxes during 1993.

          The consolidated financial statements of Trigon Industries Limited prepared in accordance with New Zealand generally accepted accounting principles as of June 30, 1994 and for the year then ended have been incorporated by reference herein and in the Registration Statement by reference to Sealed Air's Current Report on Form 8-K reporting an event that occurred on January 10, 1995, as amended by Sealed Air's Amendment No. 1 on Form 8-K/A to such Current Report on Form 8-K filed August 10, 1995, in reliance upon the report of Ernst & Young, independent chartered accountants, given upon the authority of such firm as experts in auditing and accounting.
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